Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-06516 on Form N-1A of our report dated October 16, 2025, relating to the financial statements and financial highlights of Fidelity Series Investment Grade Securitized Fund, appearing on Form N-CSR of Fidelity Advisor Series II for the year ended August 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2025